FILED                                                       Exhibit 2.2
   IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA
     FEB 25 1997
DEAN HELLER SECRETARY OF STATE
   No  9753-93

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                          KINGSTON FINANCIAL CORP, INC.

We the undersigned Marshall F Sparks, President and Marshall F Sparks, Secretary of Kingston Financial Corp, Inc. do hereby certify:

         That the Board of Directors of said corporation at a meeting duly held of the 20th day of September 1996 adopted a resolution to amend the original articles as follows:

         Article One is hereby amended to read as follows:

                   The name of the corporation is W3OTC, INC.

         Article Four is hereby amended to read as follows:

         (a) The amount of the total authorized capital common stock of this corporation is 10,000,000 shares at .001 par value. The amount of the total authorized capital preferred stock of this corporation is 1,000,000 shares at
 .001 par value. Such shares are non-assessable.

         (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease ( but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,600,000 common shares; that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                                /s/ Marshall F Sparks
                                                --------------------------------
                                                President

                                                /s/ Marshall F Sparks
                                                --------------------------------
                                                Secretary
State of California  )
                     )  ss
County of Orange     )

         On February 21, 1997, personally appeared before me, a Notary Public, Marshall F Sparks who acknowledged that he executed the above document

                                                /s/ ILENE PAM FISHER
                                                --------------------------------
                                                Signature of Notary